EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST Corporation Executive Chairman, President & CEO Robert Matthiessen
to Retire as President & CEO at End of 2017
James Pelrin, Executive VP & Chief Operating Officer, Named President & CEO

MOUNT LAUREL, NJ, October 23, 2017 - inTEST Corporation (NYSE MKT: INTT) is a designer and manufacturer of temperature management products and semiconductor automatic test equipment (ATE) interface solutions. inTEST Executive Chairman, President & CEO Robert E. Matthiessen has announced that he will retire from his positions as President & CEO at the end of 2017, after leading the organization for 20 years. Mr. Matthiessen will continue to serve as inTEST's Chairman of the Board. The Board of Directors has appointed James Pelrin as the Company's next President & CEO, effective January 1, 2018. Mr. Pelrin currently serves as Executive Vice President & Chief Operating Officer, and is a Director of the Company.

During Mr. Matthiessen's tenure, inTEST has:
*	Successfully acquired six companies and made technology investments which have led to new markets, as well as revenue and margin expansion;
*	Broadened customer diversification, thereby lessening its dependence on the highly cyclical semiconductor market, and increasing presence in growth markets; and
*	Positioned itself to successfully deliver profits and generate cash even during cyclical and seasonal ATE downturns.

For over 25 years, Mr. Matthiessen has lent his considerable skills and experience in leading inTEST. He has served as the Company's President and as a Director since 1997, Chief Executive Officer since August 1998, and Executive Chairman since May 2017. Prior to that, Mr. Matthiessen served as the Chief Operating Officer & Executive Vice President, having joined inTEST in 1984.

"Bob has expertly piloted the Company to significant growth and success during his tenure, leading a talented management team in the delivery of consistent returns to inTEST shareholders," said William Kraut, the Board's Lead Independent Director. "Under his leadership, inTEST has grown through strategic acquisitions, organic growth and a continued focus on new product innovation. We are very pleased to have Bob's continued guidance in his role as Chairman of the Board."

Mr. Kraut added, "I am equally confident in the leadership capabilities of James Pelrin, who brings considerable success as he assumes the role of President & CEO." Mr. Pelrin has served inTEST in various executive roles for the past 16 years, culminating in his appointment to Executive Vice President in November 2015, and Chief Operating Officer and Director in May 2017. He joined the Company in 2001 as General Manager of Temptronic Corporation, eventually being named President of that subsidiary. In 2006, he became Corporate Vice President of inTEST's thermal products segment. Mr. Kraut added, "Jim's excellent performance, along with his successful experience in running the Company's thermal products segment, positions inTEST to continue to deliver outstanding results to our shareholders. inTEST is in excellent hands."

Mr. Matthiessen noted, "It has been my distinct honor to lead inTEST alongside our dedicated employees around the world, and I am proud to continue serving the Company and its stakeholders as Chairman of the Board. Since the Company's inception 36 years ago, quality and innovation have been the hallmark of our endeavors. As Jim takes the helm, I am confident that inTEST will continue its growth trajectory as he and the team build on our strong foundation of success."

"It is an exceptional honor to be appointed as the next President & CEO of inTEST," said Mr. Pelrin. "I have been privileged to work with inTEST employees in the support of our customers, and I look forward to leading our dedicated team as we build upon our accomplishments. I am certain we are well positioned for future success in the years to come as we further grow and transform inTEST into a broad-based thermal solutions company, while continuing to supply our valued customers in the semiconductor test arena."

About inTEST Corporation
inTEST Corporation designs and manufactures engineered solutions for ATE and other electronic test, as well as industrial process applications. Our products are used by semiconductor manufacturers to perform development, qualifying and final testing of integrated circuits (ICs) and wafers, and for other electronic test across a range of industries including the automotive, defense/aerospace, energy, industrial and telecommunications markets. We also offer induction heating products for joining and forming metals in a variety of industrial markets, including automotive, aerospace, machinery, wire & fasteners, medical, semiconductor, food & beverage, and packaging. Specific products include temperature management systems, induction heating products, manipulator and docking hardware products, and customized interface solutions. We have established strong relationships with our customers globally, which we support through a network of local offices. For more information visit www.intest.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events and financial results that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, our ability to successfully integrate acquired operations into our existing businesses; changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by our customers; progress of product development programs; increases in raw material and fabrication costs associated with our products and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. inTEST undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

CONTACTS:
Hugh T. Regan, Jr.	Laura Guerrant-Oiye, Principal
Treasurer and Chief Financial Officer	Guerrant Associates
inTEST Corporation	lguerrant@guerrantir.com
Tel: 856-505-8999	Tel: (808) 960-2642